EXHIBIT 99.2

To:	All Employees and Representatives

From:	Michael Ryan

Date:	June 21, 2013

Re:	NATIONAL HOLDINGS CORP. / GILMAN CIOCIA, INC. MERGER

It is with great excitement that I wish to inform you that this morning we announced that, subject to shareholder and regulatory approvals, National Holdings Corp. (OTCB: NHLD) and Gilman Ciocia, Inc. (OTCBB: GTAX) have agreed to merge. The operations of both companies will be integrated once all of the necessary approvals have been received, which is expected to occur during the calendar third quarter or early fourth quarter of 2013.

We believe a merged company will enable our employees and representatives to better serve their existing clients by increasing the depth and range of products and services that can be offered, supported by a strengthened back office infrastructure. In addition, new opportunities will now exist to attract potential clients through a more robust platform of products and services.

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, to corporations, institutional investors and high-net-worth clients.

With over 1,000 Independent advisors, brokers, traders and sales associates, the company is a leading Independent Advisor and Broker services company. They clear through National Financial Services, Inc. (NFS). The company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Following the closing of the merger, the combined company will boast over $9.0 billion in client assets. For the trailing twelve months ended March 31, 2013, consolidated net revenues for National Holdings and Gilman Ciocia were approximately $157.0 million. The Company will continue to be listed on the OTC BB under the ticker NHLD.

As part of the transaction I will continue to serve as President of Gilman Ciocia, Inc, and will also join National’s senior management team.

I am pleased that members of National’s senior management team will be joining us at our Florida and New York after tax season meetings next week. For those of you not attending one of these meetings, we have scheduled a conference call for Tuesday June 25th at 11:30am.  The phone number for this conference call is 888-566-8440 and the passcode is 240251.

For our existing employees and representatives, this transaction will not have a material impact on how we conduct our business. It will be business as usual and we will keep you apprised of any expected changes that may occur in the future. Gilman Ciocia’s management team will be working closely with National Holdings Corp. to successfully integrate and leverage the merged assets.

Again, we are very excited for this for the opportunity to grow and strengthen our business as a result of this merger. If you have any questions about the transaction, please direct them to your manager or feel free to call me at (954) 779-3200.

Thank you.